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                                 EXHIBIT 11.1

                    LOMAK PETROLEUM, INC. AND SUBSIDIARIES


                      Computation of Earnings Per Common
                         and Common Equivalent Shares
                    (In thousands, except per share data)



                                                                     Three Months Ended June 30,
                                                                    -----------------------------
                                                                       1994               1995
                                                                    ----------         ----------
Average shares outstanding                                               8,974              11,901
Net effect of conversion of warrants and stock options                     144                 174
                                                                    ----------         -----------
Total primary and fully diluted shares                                   9,118              12,075
                                                                    ==========         ===========
Net income                                                          $      746         $     1,026
  Less preferred stock dividends                                           (94)                (94)
                                                                    ----------         -----------
Net income applicable to common shares                              $      652         $       932
                                                                    ==========         ===========
Earnings per common share                                           $      .07         $       .08
                                                                    ==========         ===========


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